Red Mile Entertainment Enters Casual Game Market Through Acquisition of RoverActive Assets

SAUSALITO, CA -- (MARKET WIRE) -- January 09, 2007 -- Red Mile Entertainment, a worldwide developer and publisher of interactive entertainment software, today announced the acquisition of the assets of RoverActive Inc, a worldwide distributor and publisher of downloadable PC and PDA-based casual games. Financial terms of the deal were not disclosed.

This acquisition complements Red Mile's traditional PC and video game business and marks the Company's expansion into the rapidly growing casual game market. According to the Casual Games Association, online casual game revenue totaled $713 million in 2005 and is expected to reach roughly $1.6 billion by 2008. Jupiter Research estimates that there are 70 to 100 million casual gamers worldwide, representing a unique demographic weighted towards women and those over 25.

Founded in 2003 in British Columbia, Canada, Rover delivers premium casual games worldwide for use on Windows PC and PDAs. Rover has over 300 games available as direct-to-consumer downloads from its own site www.roveractive.com. Under Red Mile, Rover will also publish premium casual games through North America's largest retailers. As previously announced, Red Mile recently named Henry Price, former head of sales and marketing for casual games company Mumbo Jumbo, as Director of Sales.

"We are excited to expand our market opportunity by bringing the Rover digital distribution capabilities under the Red Mile umbrella, providing the launch pad for our casual game business," stated Chester Aldridge, Chairman and CEO of Red Mile. "Our efforts will also be backed by a direct-to-retail strategy, and we look forward to adding an additional revenue stream to our primary business of creating video game franchises."

Founded in August 2004, Red Mile has published a number of innovative titles. In 2005, the Company successfully launched its first franchise game, "Heroes of the Pacific," for multiple platforms including the PlayStation®2 computer entertainment system, Xbox® video game system from Microsoft and the PC. The popular game is also being developed for the PSP® portable entertainment system, and a sequel to the game is being developed for the next generation of consoles and PC platforms. Red Mile's most highly anticipated title, "Jackass: The Game," which is based on the extremely successful MTV series, is expected to be published in 2007. A publicly reporting company, Red Mile is also working towards the listing of its common shares for trading on the OTC Bulletin Board and the TSX Venture Exchange in Canada.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements.

About Red Mile Entertainment

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software. Headquartered in Sausalito, California, the company creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms. www.redmileentertainment.com.

©Red Mile Entertainment, Inc. All rights reserved. Red Mile Entertainment and the Red Mile Entertainment logo are trademarks of Red Mile Entertainment, Inc.

Investor and Media Contact
Jennifer Jarman
The Blueshirt Group
415-217-5866
Email Contact

RoverActive Inc. Contact
Todd Weimer
Email Contact

SOURCE:  Red Mile Entertainment